Exhibit 99.1

Sent via Electronic Delivery to: tkeegan@bankofflorida.com; rlp@idlaw.biz

February 3, 2010

Ms. Tracy L. Keegan
Chief Financial Officer
Bank of Florida Corporation 1185 Immokalee Road
Naples, FL 34110

Re:       Bank of Florida Corporation (the “Company”)
            Nasdaq Symbol: BOFL

Dear Ms. Keegan:

On January 6, 2010, Staff notified the Company that its common stock failed to maintain a minimum bid price of $1.00 over the previous 30 consecutive business days as required by the Listing Rules of The Nasdaq Stock Market. Since then, the closing bid price of the Company’s common stock has been at $1.00 per share or greater for at least 10 consecutive business days. Accordingly, the Company has regained compliance with Listing Rule 5450(a)(1) and this matter is now closed.

If you have any questions, please contact Pamela Morris, Lead Analyst, at +1 301 978 8053.

Sincerely,

Randy Genau
Director
Nasdaq Listing Qualifications